Exhibit 21.01

Google Inc.,

a Delaware corporation

List of wholly-owned subsidiaries

•	Google Australia Pty Ltd
•	Google Canada Corporation
•	Google France SARL
•	Google Germany GmbH
•	Google Ireland Holdings Limited
•	Google Ireland Limited
•	Google Italy S.R.L
•	Google Japan KK
•	Google Korea, LLC
•	Google Netherlands BV
•	Google Netherlands Holdings BV
•	Google Online Private India Limited
•	Google Spain SL
•	Google Switzerland GmbH
•	Google UK Limited
•	Google International LLC, a Delaware Limited Liability Company
•	Google LLC, a Delaware Limited Liability Company
•	Applied Semantics, Inc.
•	Kaltix Corporation
•	Neotonic Software Corporation
•	Orkut.com LLC